                                                                    EXHIBIT 99.1

                                    QUGILEY

CONTACT:

Carl Hymans                                              Carl Fonash
G.S. Schwartz & Co.                                      The Quigley Corporation
(212) 725-4500                                           (267) 880-1111
carlh@schwartz.com                                       fonash@quigleyco.com

        QUIGLEY INCREASES REVENUES FOR THE FOURTH QUARTER AND FISCAL YEAR

     - PROFITABILITY CONTINUES IN 2004 WHILE INVESTING $3.2 MILLION IN R&D -

DOYLESTOWN,  PA. - FEBRUARY 24, 2005 - THE QUIGLEY  CORPORATION  (NASDAQ:  QGLY)
today reported net sales of $17.8  million,  an increase of 8.3%, for the fourth quarter ended December 31, 2004, compared to $16.4 million reported for the same period in 2003.  For the year  ended  December  31,  2004,  net sales were $43.9 million, an increase of 5.9%, compared to $41.5 million in 2003.

Net sales of the Company's  Cold Remedy segment  increased  10.1% for the fourth quarter  of 2004 as  compared  to 2003.  Net sales of the  Health  and  Wellness segment  decreased  9.4% during the  quarter,  due to a decline in the number of active domestic  independent  representatives,  which was partially offset by an increase of 14.1% in this segment's European sales as compared to 2003.

The increase in net sales for the year ended December 31, 2004 reflects an 11.5%
increase in the Company's  Cold Remedy segment and also reflects a 3.2% decrease in net sales for the  Health and  Wellness  segment,  which were  offset by this segment's  gains in  international  distribution  of  135.4%.  Even  though  the incidence of colds during 2004 were fewer than the previous  year, the Company's
Cold Remedy net sales increase for the year ended December 31, 2004 reflects the success of expanded targeted advertising,  marketing initiatives and new product extensions of COLD-EEZE(R),  which have generated greater consumer awareness and purchasing of our products.

Net income for the fourth quarter ended  December 31, 2004 was $2.0 million,  or
$0.13 per share, compared to net income of $2.5 million, or $0.17 per share, for the same period last year.  Net income for the year ended  December 31, 2004 was
$453,000, or $0.03 per share, compared to a net income of $675,000, or $0.05 per share,  for the same period last year.  During the fourth quarter and year ended
December 31,  2004,  the Company  incurred  research  and  development  costs of
$837,000  and $3.2  million,  respectively,  as compared  to  $766,000  and $3.4 million, for the comparable periods of 2003. Additionally, net income margins by segments for the year 2004 are  relatively  consistent  with net income  margins attained in 2003.

Gross profit  margins for the quarter and year ended  December 31, 2004 remained relatively unchanged as compared with the same periods last year. Net income for the fourth  quarter and year ended  December 31, 2004 were  primarily  driven by profit gains from the increased sales,  which were offset by an increase of $1.0 million in  advertising  costs.  The fiscal year results were also affected by a
$178,000 increase in other income,  which was offset by a charge to gross profit margins of $1.4 million,  or $0.09 per share,  related to the discontinuation of the Company's COLD-EEZE(R) Cold Remedy Nasal Spray product. This charge includes a $672,000  write-off of nasal spray  inventory and a $680,000  reduction to net sales resulting from anticipated customer returns of the product.

No tax or tax benefits to reduce  income or losses are provided for the quarters and year  ended  December  31,  2004 and  2003,  since the  Company  is in a net operating loss  carry-forward  position,  which is from the cumulative effect of deductions attributed to options,  warrants and unrestricted stock from previous years' taxable income.

On October 1, 2004, the Company acquired the assets of JoEL, Inc.,  encompassing inventory,  land,  buildings,  machinery  and  equipment  of  two  manufacturing facilities, located in Lebanon and Elizabethtown, Pennsylvania for approximately
$5.1  million.  The  facilities  are FDA  approved  and have been the  exclusive manufacturing  sites of the Company's  COLD-EEZE(R)  lozenge since its launch in
1995. The purchase of the manufacturing facilities allowed for the establishment of Quigley  Manufacturing  Inc.,  which protects the  proprietary  manufacturing process of  COLD-EEZE(R)  and is  anticipated  to improve cost  efficiencies  as volume production increases and allow for the manufacture of other brands.

Guy J. Quigley, Chairman,  President and Chief Executive Officer stated, "We are pleased  with our results  for 2004 which  reflect  increased  sales of our core products and greater market penetration of our COLD-EEZE(R) Cold Remedy products which enabled us to further fund  pharmaceutical  research and  development.  In addition to  increasing  annual  revenue,  gross margins for the year would have
increased   without  the  previously   mentioned  $1.4  million  one-time  costs
associated with a product discontinuation.

"We expect  that our  recently  introduced  new or improved  products  including
COLD-EEZE(R)  Bubble Gum and  COLD-EEZE(R)  'Green-Tea with honey' lozenges will garner greater  consumer  acceptance and enhance product sales. We will continue to  develop  products  that  appeal to adults as well as a younger  demographic, which  could  represent  a  significant  opportunity  for  expansion  in  market penetration and future growth.

"The main core of our Health and Wellness Company,  our Supergreens(TM)  line of products developed by Dr. Robert O. and Shelley Redford Young, continues to move forward with loyal distributors. The Company is also excited by the launch of an exclusive skin care line under the BEVERLY  SASSOON brand name to diversify this segment's product offerings.

"We also remain focused on expanding our  wholly-owned  Ethical  Pharmaceuticals subsidiary,  Quigley  Pharma,  which is developing  natural-source  prescription medicinals  for  Diabetic  Neuropathy,  Systemic  Radiation,  Influenza  A,  and
Rheumatoid  Arthritis.  We continue  moving  forward  with our  development  and testing  phases of  ethical  pharmaceutical  drugs and are  confident  that this segment of our  business  will be a source of future  growth  for the  Company,"
concluded Mr. Quigley.

The following is a list of formulations  currently in the Quigley Pharm pipeline and an update on their progress:

DIABETIC  NEUROPATHY -- QR 333: Per the FDA's  instructions  at the last Pre-IND
Meeting for the continued development of this drug; the compound is undergoing a series of  toxicity  studies to support  the  safety of this  naturally  derived compound for the relief of symptoms of diabetic peripheral neuropathy,  prior to beginning a human Phase IIB dose ranging study. The company expects the toxicity studies to be completed by June 2005. The company hopes to begin pivotal studies on this compound in 2005.

SYSTEMIC  RADIATION  --  QR336:  There  were  encouraging   results  seen  in  a
preliminary  non-GLP  animal study of this  naturally  derived radio  protective compound  against ionizing  radiation.  A pre-IND meeting was held at the FDA in
October of 2004 with the  Division of Medical  Imaging  and  Radiopharmaceutical
Drug Products.  A GLP controlled  animal study of the QR 336 formulation for the
Radioprotection/Treatment  of Radiation Lethality Induced by Four MeV Photons in
the C3H Mouse  will  begin  this year  after a short  series of  experiments  to further define the compound's method of action.

INFLUENZA A -- QR435: Retroscreen LTD. at The University of London has started a final animal model  influenza study in preparation for a proposed human Proof Of
Concept  Study  to start in  mid-2005.  The  study  "Prophylactic  potential  of
different   QR-435   antiviral   nasal  spray   formulations  in  the  Influenza
A/Panama/2007/99 (H3N2) virus ferret transmission model" will determine if there is any efficacy or safety  issues with  different  dose forms of this  naturally derived broad-spectrum anti-viral compound.

VIRUCIDAL COMPOUND -- QR437: Ongoing  pre-clinical  research activities include:
the  completion  of a second  in vitro  experiment  to  determine  virucidal  or virustatic  properties  against the HIV virus by QR437. The results of the first in vitro study  determined that this naturally  derived compound has significant dose dependant  virucidal  properties with a probable rapid mode of action. This type of  compound  might be used with  condoms or  intravaginal,  oral and other topical dose forms as a first line defense against infection.  Ongoing plans for this compound are pending;  the company expects to announce next steps some time in 2005.

ARTHRITIS COMPOUND - QR-440:  Quigley Pharma is also conducting  research on its previously announced patented compound for the treatment of rheumatoid arthritis and similar diseases.

AVIAN FLU COMPOUND - QR-441:  One positive  pre-clinical in vitro study on Avian
Flu, demonstrating  antiviral activity when tested in a virustatic test. Ongoing plans for this compound are pending;  the company expects to announce next steps some time in 2005.

The  Quigley  Corporation  makes  no  representation  that  the US Food and Drug
Administration or any other regulatory agency will grant an Investigational  New
Drug ("IND") or take any other action to allow its formulations to be studied or marketed. Furthermore, no claim is made that potential medicine discussed herein
is  safe,   effective,   or  approved  by  the  Food  and  Drug  Administration.
Additionally,  data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound, referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated  by means of adequate and well controlled  clinical  studies before the clinical  significance of the formula test compound is known. Readers should carefully  review the risk factors  described in filings the Company  files from time to time with the Securities and Exchange Commission.

The Quigley Corporation (Nasdaq:  QGLY,  http://www.Quigleyco.com)  is a leading developer and marketer of diversified health products including the COLD-EEZE(R)
family of patented zinc  gluconate  glycine  (ZIGG(TM))  lozenges and sugar free tablets. COLD-EEZE is the only (ZIGG) lozenge proven in two double-blind studies to reduce the  duration  of the common  cold from 7.6 to 4.4 days or by 42%.  In addition to  Over-The-Counter  (OTC)  products,  the Company has formed  Quigley
Pharma   Inc.    (http://www.QuigleyPharma.com),    a   wholly   owned   ethical
pharmaceutical  subsidiary,  to introduce a line of  naturally-derived  patented prescription drugs. The Quigley Corporation's customers include leading national wholesalers  and  distributors,  as well as independent and chain food, drug and mass merchandise stores and pharmacies.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities  Litigation Reform Act of 1995 and involve known and  unknown  risk,  uncertainties  and other  factors  that may cause the
Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking  statements include,  among others,  changes in worldwide general economic  conditions,  changes in interest rates, government regulations, and worldwide competition.

                                 (Tables Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following  represents  condensed  financial data (in  thousands)  except per share data:

                                                 Three-Months         Three-Months           Year               Year
                                                    Ended                Ended               Ended              Ended
                                              December 31, 2004     December 31, 2003   December 31, 2004  December 31, 2003
                                                     ($)                  ($)                 ($)                ($)
                                              -----------------------------------------------------------------------------

Net Sales                                          17,750               16,391              43,947             41,499
Gross profit                                        9,278                9,064              20,375             20,011
Sales & marketing expenses                          3,767                2,728               7,140              6,166
Administrative expenses                             2,701                3,043               9,820              9,844
Research & development                                837                  766               3,233              3,366

Income taxes (Benefit)                               --                    --                  --                 --
Income (Loss) from:
    Continuing operations                           1,970                2,542                 453                729
    Discontinued operations                          --                    --                  --                 (54)

Net income                                          1,970                2,542                 453                675

   Continuing operations                            $0.13                $0.17               $0.03              $0.05
   Discontinued operations                            --                   --                  --                 --
   Net income                                       $0.13                $0.17               $0.03              $0.05

Diluted weighted average common shares
   outstanding:                                14,602,716           15,036,895          14,449,334         14,910,246

Consolidated Balance Sheets (Unaudited)
---------------------------------------

The following represents condensed financial data (in thousands) at December 31:

                                                                         2004              2003
                                                                          ($)               ($)
                                                                       --------           --------

              Cash & cash equivalents                                   14,366           11,392
              Accounts receivable, net                                   6,376            7,862
              Inventory                                                  3,455            3,753
              Total current assets                                      24,961           23,740
              Total assets                                              31,530           26,270
              Total current liabilities                                  7,109            5,483
              Long-term debt                                             2,464              --
              Total stockholders' equity                                21,902           20,787